Exhibit 16.1

Miller Ellin & Company LLP

[Letterhead]

March 12, 2009

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E., Mail Stop 6010
Washington, DC 20549

Ladies and Gentlemen:

We have reviewed the disclosures concerning Miller Ellin & Company LLP made by Elite Pharmaceuticals, Inc. in Item 4.01 of its Form 8-K/A, which we understand will be filed with the Securities and Exchange Commission on the date hereof, and are in agreement with such disclosures.

Very truly yours,

/s/ Miller Ellin & Company LLP
Miller Ellin & Company LLP